Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 8, 2017, is entered into by and between Brian Hartman (the “Executive”) and ALJ Regional Holdings, Inc. (the “Company”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B.The Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Employment, Duties and Acceptance.

1.1Employment, Duties.  The Company does hereby hire, engage and employ the Executive, to render services to the Company as its Chief Financial Officer, and to perform such other duties consistent with such position or as may be assigned to the Executive by the Executive Chairman of the Company.  The Executive will have the authority to hire individuals to provide services to the Company, subject to approval of such hires by the Executive Chairman of the Company.

1.2Acceptance.  The Executive hereby accepts such employment and agrees to render the services described above.  During the Term (as defined below), the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.3Location.  The duties to be performed by the Executive hereunder shall be performed in Dallas, Texas and such other locations mutually agreed with the Board of Directors of the Company (the “Board”), subject to reasonable travel requirements on behalf of the Company.

2.	Term of Employment.

2.1The Term.  The Executive’s employment under this Agreement shall commence on August 8, 2017 (the “Effective Date”) and will continue until August 8, 2018 (the “Initial Term”), subject to earlier termination pursuant to Section 4; provided, however, that  prior to the expiration of the Initial Term (and each Renewal Term thereafter), the Company, after conducting its annual review of the Executive’s performance, may offer to renew this

Agreement for an additional one-year term beginning on the first anniversary of the Effective Date and for additional one-year terms thereafter (each such one-year renewal a “Renewal Term”).  In the event the Company does not renew this Agreement, such non-renewal shall be deemed a termination of the Executive’s employment without Cause (as defined below), effective as of the expiration of the Term (as defined below), and the Executive shall be entitled to the payments and benefits provided for in Section 4.4 of this Agreement.  If the Company delivers to the Executive a notice of renewal and the Executive does not accept such renewal, the Executive shall have been deemed to resign without Good Reason (as defined below), effective as of the expiration of the Term, and shall not be entitled to any additional compensation or any other benefits under this Agreement except as provided for in Section 4.5 of this Agreement. The Executive shall remain subject to the restrictive covenants set forth in Section 5.2 for the Restricted Period. The Initial Term and any Renewal Terms shall collectively be referred to as the “Term”.

3.	Compensation; Benefits.

3.1Salary.  During the Term, the Executive’s base salary shall be paid in accordance with the Company’s normal payroll practices in effect from time to time, at the annual rate of three hundred thousand dollars ($300,000) (commencing as of the Effective Date) less such deductions or amounts to be withheld as required by applicable law and regulations (the “Base Salary”).  In the event that the Compensation, Nominating and Corporate Governance Committee of the Board, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.

3.2Sign-On Bonus.  In consideration for executing this Agreement, the Executive shall receive a one-time sign-on bonus in the amount of seventy-five thousand dollars ($75,000), less such deductions or amounts to be withheld as required by applicable law and regulations (the “Sign-On Bonus”), which shall be paid in the first payroll period following the Effective Date; provided, however, that the Sign-On Bonus is contingent on the Executive commencing employment pursuant to this Agreement.

3.3Incentive Compensation.  Commencing as of the Effective Date, the Executive shall be eligible to earn a bonus with respect to each calendar year ending during the Term (an “Annual Bonus”) up to 50% of the Executive’s Base Salary, provided, that for the calendar year 2017, the Annual Bonus to be received by the Executive shall be $100,000.  The actual amount of any Annual Bonus earned by the Executive for each year other than 2017 shall be determined in good faith by the Compensation, Nominating and Corporate Governance Committee of the Board in its reasonable discretion, based on the achievement of certain performance metrics established for that particular calendar year by the Compensation, Nominating and Corporate Governance Committee of the Board.

An Annual Bonus, if earned in accordance with this Agreement, shall be paid no later than the fifteenth day of the third month following the year with respect to which such bonus was earned, provided that, except as otherwise specifically provided in this Agreement (including, without limitation, Section 4.4), as a condition precedent to any bonus entitlement, the Executive must remain in employment with the Company at the time that the Annual Bonus is paid.  Notwithstanding the foregoing, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may be applicable, such Annual Bonus shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the Annual Bonus to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder as well as any other required approvals.

3.4Equity Compensation.

3.4.1Option Grant.  On the Effective Date, the Executive will receive an option to purchase 150,000 shares of the Company’s common stock with an exercise price equal to fair market value of the covered shares (the “Option”).  Subject to the Executive’s continued service to the Company, the Option will vest with respect to the covered shares in three (3) equal annual installments on each of the first three (3) anniversaries of the grant date. The Executive’s entitlement to benefit from the Option is conditioned upon the Executive’s signing of a stock option agreement, satisfactory to the Compensation, Nominating and Corporate Governance Committee of the Board, related to the Option, which shall reflect the Company’s standard terms and conditions for option grants, including vesting acceleration upon a change of control of the Company.

3.5Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers within 60 days after such expenses have been incurred by the Executive; provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Compensation, Nominating and Corporate Governance Committee of the Board.

3.6Paid Time Off.  During calendar year 2017, the Executive shall be entitled to two weeks of paid time off.  During calendar year 2018, the Executive shall be entitled to three weeks of paid time off. In the event that there is a renewal of this Agreement pursuant to Section 2.1 hereof, the Executive shall not be entitled to any additional paid time off in calendar year 2018; however, during calendar year 2019 and, in the event of further renewal of the Agreement, in subsequent calendar years thereafter, the Executive shall be entitled to four weeks of paid time off. Notwithstanding the foregoing, a total of five unused days per year shall rollover into the next year.  The timing of the Executive’s use of his paid time off benefits shall be subject to the reasonable approval of the Executive Chairman.

3.7Benefits.  During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any 401(k) plan, group insurance or other health and welfare benefit plans as well as all benefits which the Company provides to its executive employees generally, which benefits may be amended, modified or terminated in the Company’s discretion.

4.	Termination.

4.1Death.  If the Executive dies during the Term, the Agreement shall terminate forthwith upon the Executive’s death.  The Company shall pay to the Executive’s estate:  (i) any Base Salary earned but not paid; (ii) a pro-rated Annual Bonus for the year in which the Executive dies, based on the number of days of the fiscal year worked by the Executive, which pro-rated Annual Bonus will be paid at the time and in the manner such

Annual Bonus would have been paid to the Executive had he not died; and (iii) an Annual Bonus for the year prior to the year in which the Executive dies if at the time of death the Executive has otherwise earned an Annual Bonus payment for such prior year and has not yet been paid such Annual Bonus, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus would have been paid to the Executive had he continued to work for the Company.  The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to his death, or as earned, vested, or accrued by virtue of his death.

4.2Disability.  If, during the Term, the Executive is unable to perform his duties hereunder due to a physical or mental incapacity for a period of six (6) months within any 12-month period (hereinafter a “Disability”), the Company shall have the right at any time thereafter to terminate the Agreement upon sending written notice of termination to the Executive.  If the Company elects to terminate the Agreement by reason of Disability, the Company shall pay to the Executive promptly after the notice or termination:  (i) any Base Salary earned but not paid, (ii) a pro-rated Annual Bonus for the year in which the Executive is terminated, based on the number of days of the fiscal year worked by the Executive until the date of the notice or termination, which pro-rated Annual Bonus will be paid at the time and in the manner such Annual Bonus would have been paid to the Executive had he not been terminated, and (iii) Annual Bonus for the year prior to the year in which the Executive is terminated, if at the time of termination, the Executive has otherwise earned an Annual Bonus payment for such prior year and has not yet been paid such Annual Bonus, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus would have been paid to the Executive had he not been terminated, in each case less any other benefits payable to the Executive under any disability plan provided for hereunder or otherwise furnished to the Executive by the Company.  The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement except to the extent already earned and vested as of the day immediately prior to his termination by reason of Disability, or as earned, vested, or accrued by virtue of his Disability.

4.3Cause.  The Company, may at any time, by written notice to the Executive, terminate the Agreement for “Cause” (as defined below) and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except for any Base Salary earned but not paid prior to such termination.  For the purposes of this Agreement, “Cause” means:  (i) continued neglect by the Executive of the Executive’s duties hereunder, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of any felony, (iv) violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of the Company, (v) willful misconduct by the Executive in connection with the performance of any material portion of the Executive’s duties hereunder, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) breach of any provision of this Agreement, including any non-competition, non-solicitation and/or confidentiality provisions hereof, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with a reasonable order, policy or rule that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior, or (xi) using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates.  A termination for Cause by the Company or any or the events described in clauses (i), (ii), (iv), (ix), (x) and (xi) shall only be effective on 15 days’ advance written notification, providing the Executive the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of the Executive for Cause immediately.

4.4Termination by Company without Cause or by the Executive for Good Reason.  If the Executive’s employment is terminated prior to the end of the Term by the Company without Cause (other than by reason of death or Disability) or by the Executive for Good Reason (as defined below), the Executive shall receive:  (i) any Base Salary earned but not paid and (ii) as severance pay, (a) one-times Base Salary, which shall be payable in substantially equal installments for the 12-month period following the Executive’s termination of employment and in accordance with the Company’s normal payroll practices, (b) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination (provided that the Company shall not be required to pay any portion of the premium if such payment would result in additional taxes imposed on the Company), (c) an Annual Bonus for the year in which termination occurred (which, for the avoidance of doubt, shall not be pro-rated and shall be based on the entire year) if the Executive would have been otherwise entitled to receive such bonus hereunder had the Executive been employed at the time such Annual Bonus is normally paid, which Annual Bonus will be paid at the time and in the manner such Annual Bonus would have been paid to the Executive had such Executive not been terminated, and (d) an Annual Bonus for the year prior to the year in which the Executive is so terminated if, at the time of termination, the Executive has otherwise earned an Annual Bonus payment for such prior year and has not yet been paid such bonus due to such termination, which prior year Annual Bonus will be paid at the time and in the manner such prior year Annual Bonus would have been paid to the Executive had such Executive not been terminated.  The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement.  For purposes of this Agreement, “Good Reason” means, without the advance written consent of the Executive:  (i) a reduction in Base Salary, unless such reduction is made generally to other senior executives of the Company or (ii) a material reduction in the Executive’s title and/or responsibilities, provided, that a change in reporting responsibilities or a reduction in responsibilities that occurs solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute Good Reason and further provided, that a termination by the Executive for Good Reason shall be effective only if the Executive provides the Company with written notice specifying the event which constitutes Good Reason within 30 days following the occurrence of such event or date the Executive became aware or should have become aware of such event and the Company fails to cure the circumstances giving rise to Good Reason within 30 days after such notice.

4.5Termination by the Executive other than for Good Reason.  The Executive is required to provide the Company with 30 days’ prior written notice of termination to the Company.  Subject to Section 4.4, upon termination of employment by the Executive, the Executive shall receive any Base Salary earned but not paid prior to such termination and shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement, except to the extent already earned and vested as of the day immediately prior to such termination.

4.6Release.  Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than payment of any accrued and unpaid Base Salary to which the Executive is entitled under this Section 4 are conditioned upon and subject to the Executive’s execution of a general waiver and release (for the avoidance of doubt, the restrictive covenants contained in Section 5 of this Agreement shall survive the termination of this Agreement), in such form as may be prepared by the Company, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.  Notwithstanding anything to the contrary, the severance payments and benefits are conditioned on the Executive’s execution, delivery and nonrevocation of the general waiver and release of claims (the “Release Condition”) within 55 days following the Executive’s  date of “separation from service” (as defined in Treas. Reg. § 1.409A-l(h)) (“Separation from Service Date”).  Payments and benefits due under this agreement (other than bonuses which will be paid at the time and in the manner otherwise provided in this Agreement), shall commence 60 days after the Executive’s Separation from Service Date.  However, if the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company) (a “Specified Employee”), any payment or benefit under this Agreement, or under any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A, and that, if paid during the six (6) months beginning on the Separation from Service Date, would be subject to the Section 409A additional tax because the Executive is a Specified Employee, will not be paid or provided to the Executive until the earlier of (i) the first day following the six (6) month anniversary of the Executive’s Separation from Service Date, or (ii) death.  No payments or benefits will be due or payable under this Agreement unless the Release Condition is timely met.

4.7Section 409A.

4.7.1This Agreement is intended to satisfy the requirements of Section 409A of the Code and the regulations and other guidance thereunder (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A, or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties, provided that, notwithstanding the foregoing, the Company makes no representation that amounts payable under this Agreement will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to any amounts paid under this Agreement.

4.7.2Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of

Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-l (h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

4.7.3Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision or any in-kind benefit be subject to liquidation or exchange for another benefit.

5.	Protection to Confidential Information; Restrictive Covenants.

5.1During the Term, the Company will share with the Executive confidential and trade secret information regarding not only the Company but also its subsidiaries and affiliates.  In view of the fact that the Executive’s work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, trade secret information and plans for future developments, the Executive agrees:

5.1.1To keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, “know how”, trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, other business affairs of the Company, and any material confidential information whatsoever concerning any director, officer, employee, shareholder, partner, customer or agent of the Company or their respective family members learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive’s employment with the Company, except in the course of performing the Executive’s duties hereunder or with the Company’s express written consent.  The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and

5.1.2To deliver promptly to the Company on termination of the Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof), including data stored in computer memories or on other media used for electronic storage or retrieval, relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control, and not retain any copies, notes or summaries; provided that the Executive shall be entitled to keep a copy or this Agreement and compensation and benefit plans to which the Executive is entitled to receive benefits thereunder.

5.2In support of the Executive’s commitments to maintain the confidentiality of the Company’s confidential and trade secret information, (i) during the Term and for any period the Executive is employed by the Company after the Term, and (ii) for a period of one (1) year following termination of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, in the United States and in any non-U.S. jurisdiction where the Company may then do business:  (a) directly or indirectly, enter the employ of, or render any services to, any person, firm or entity engaged in any business competitive with any business of the Company or of any of its subsidiaries; (b) engage in such business on the Executive’s own account, and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; (c) directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) or cause any client, customer or supplier of the Company or of any of its subsidiaries to cease doing business with the Company or, if applicable, the Company subsidiaries, or to reduce the amount of business such client, customer or supplier does with the Company or its subsidiaries or (d) directly or indirectly, solicit or encourage (or cause to be solicited or encouraged) to cease to work with the Company, or hire (or cause to be hired), any person who is an employee of or consultant then under contract with the Company, or who was an employee of or consultant then under contract with the Company within the six (6) month period preceding such activity without the Company’s written consent, provided, however, that this clause (d) shall not apply during the Restricted Period to a consulting or advisory firm which is also then currently engaged or under a retainer relationship (in each case, without any action by the Executive, whether directly or indirectly) by a subsequent employer of the Executive.

5.3If the Executive commits a breach, or poses a serious and objective threat to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

5.3.2The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such benefits to the Company.  Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity; and

5.3.3In addition to any other remedy which may be available (i) at law or in equity, or (ii) pursuant to any other provision of this Agreement, the payments by the Company of Base Salary and the regular premium for group health benefits pursuant to Section 4.4 will cease as of the date on which such violation first occurs.  In addition, if the Executive breaches any of the covenants contained in Sections 5.1 or 5.2, and the Company obtains injunctive relief with respect thereto (that is not later reversed or otherwise terminated or vacated by judicial order), the period during which the Executive is required to comply with that particular covenant shall be extended by the same period that the Executive was in breach of such covenant prior to the effective date of such injunctive relief.

5.4If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are held by a court to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to those portions found invalid.

5.5If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6The Executive agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers, customers, partners, or shareholders of the Company or its affiliates, provided that nothing herein shall prohibit the Executive from providing truthful testimony if such testimony is required by law.

5.7For purposes of this Section 5 only, except clauses (a), (b) and (c) of Section 5.2, the term “Company” includes the Company and its subsidiaries and affiliates.

6.	Inventions and Patents.

6.1The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  The Executive shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and non-U.S. countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Executive’s inventorship.

6.2If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of the Executive’s employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

6.3The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.	Intellectual Property.

Following the Effective Date, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder).  The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

ALJ Regional Holdings, Inc.
Attn: Chairman of the Board
244 Madison Avenue, PMB #358

New York, NY 10016

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

1460 El Camino Real, 2nd Floor

Menlo Park, CA  94025

Attn.:  Christopher M. Forrester

If to the Executive, to:

Such address as shall most currently appear on the records of the Company.

9.	Governing Law; Dispute Resolution.

9.1It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

9.2Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Sections 5, 6 or 7 of this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts.  Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code.  Each of the parties hereto irrevocably and unconditionally agrees (i) that, to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) that service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 8 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

9.3Any controversy or claim arising out of or related to any other provision of this Agreement shall be settled by final, binding and non-appealable arbitration in Wilmington, Delaware by a single arbitrator.  Subject to the following provisions, the arbitration shall be conducted in accordance with the applicable rules of JAMS then in effect.  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys’ fees and expenses) and shall share the fees of JAMS and the arbitrator, if applicable, equally.

10.	General.

10.1JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

10.2Headings.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the Executive’s employment by the Company, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the Executive’s employment by the Company.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets of the Company; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.5Waiver.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver or the breach or any other term or covenant contained in this Agreement.

10.6Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

11.	Subsidiaries and Affiliates.

11.1As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Brian Hartman
Brian Hartman

ALJ REGIONAL HOLDINGS, INC.

By:	/s/ Jess Ravich
Name: Jess Ravich Title: Executive Chairman